Exhibit 99.1

MBIA Inc. Reports First Quarter 2019 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--May 8, 2019--MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $17 million, or $(0.20) per diluted common share, for the first quarter of 2019 compared to a consolidated GAAP net loss of $98 million, or $(1.12) per diluted common share, for the first quarter of 2018. The improved result was primarily due to the favorable variance of $110 million in loss and loss adjustment expense, which was largely due to the higher present-value of insurance recoveries on Puerto Rico credits.

Book value per share was $13.16 as of March 31, 2019 compared with $12.46 as of December 31, 2018. The increase in book value per share since year-end 2018 was primarily due to unrealized gains on fixed income investments resulting from lower interest rates.

The Company also reported Adjusted Net Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $39 million or $0.45 per diluted share for the first quarter of 2019 compared with an Adjusted Net Loss of $61 million or $(0.69) per diluted share for the first quarter of 2018. The favorable comparison was primarily due to the favorable variance of loss and loss adjustment expense, which was largely due to the higher present-value of insurance recoveries on Puerto Rico credits. In addition, the 2019 Adjusted Net Income includes a $13 million loss for variable interest entities (VIEs) that were consolidated by National Public Finance Guarantee Corporation (National) during the first quarter of 2019 in connection with the restructuring of the COFINA exposure insured by National. As the Company does not own these VIEs and their consolidation does not properly represent the company’s insurance liability on its COFINA exposure, MBIA management removes the impact of these VIE consolidations for its internal use of Adjusted Net Income (Loss).

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are also attached.

Historically, the Company has also presented Adjusted Book Value (“ABV”) as a non-GAAP measure of financial performance, but beginning this quarter, based on the SEC’s continued and evolving interpretations of its guidance on non-GAAP financial measures, the Company will no longer publicly disclose its internal ABV measurement. However, we will continue to present the individual adjustments used by management to calculate its internal ABV metric in the attached financial tables.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “The restructuring of the Puerto Rico COFINA debt had a modest impact on our first quarter financial results and yielded a 31 percent reduction in National’s COFINA insurance exposure. It also provided court validation to a substantial revenue source for the repayment of the new COFINA2 bonds.”

MBIA Inc.

As of March 31, 2019, MBIA Inc.’s liquidity position totaled $486 million, up $29 million from December 31, 2018. During the first quarter of 2019, $56 million of National’s 2016 tax payment was released to MBIA Inc. from the tax escrow facility in the form of cash.

During the first quarter of 2019, National purchased 0.5 million shares of MBIA Inc. common stock at an average price of $8.94 per share. As of May 1, 2019, there was $198 million remaining under the Company’s $250 million share repurchase authorization and 90.2 million of the Company’s common shares were outstanding.

National Public Finance Guarantee Corporation

National had statutory capital of $2.6 billion and claims-paying resources totaling $3.8 billion as of March 31, 2019. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $3.1 billion as of March 31, 2019. National’s insured portfolio declined by $2 billion during the quarter, ending the quarter with $56 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 22 to 1, down from 23 to 1 as of year-end 2018.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of March 31, 2019 was $575 million and claims-paying resources totaled $1.3 billion. As of March 31, 2019, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiary and branch) totaled $165 million consisting primarily of cash and cash equivalents and liquid short-term invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, May 9, 2019 at 8:00 AM (ET) to discuss its first quarter 2019 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 6459449. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call and will remain available until 11:59 p.m. on May 23 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 6459449. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Book value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

  Negative Book value of MBIA Corp. – We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.
  Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp. – We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and OTTI of AFS securities are recorded in book value through earnings.
  Net unearned premium revenue in excess of expected losses of National - We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.
  Gain (loss) related to National VIE consolidations – We remove the impact of VIE consolidations by National. GAAP requires the Company to consolidate certain VIEs as a result of the Company’s insurance policies. However, since the Company does not own such VIEs, management uses certain measures adjusted to remove the impact of VIE consolidations for National in order to reflect financial exposure limited to its financial guaranty contracts.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, which is not part of our ongoing business strategy. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	March 31, 2019	December 31, 2018
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,415 and $3,601)	$3,458	$3,565
Investments carried at fair value	231	222
Investments pledged as collateral, at fair value (amortized cost $7 and $46)	3	43
Short-term investments, at fair value (amortized cost $407 and $241)	407	241
Other investments at amortized cost	1	1
Total investments	4,100	4,072

Cash and cash equivalents	132	222
Premiums receivable	293	296
Deferred acquisition costs	69	74
Insurance loss recoverable	1,583	1,564
Other assets	161	122
Assets of consolidated variable interest entities:
Cash	31	58
Investments held-to-maturity, at amortized cost (fair value $948 and $925)	890	890
Investments carried at fair value	861	157
Loans receivable at fair value	206	172
Loan repurchase commitments	420	418
Other assets	32	31
Total assets	$8,778	$8,076

Liabilities and Equity
Liabilities:
Unearned premium revenue	$544	$587
Loss and loss adjustment expense reserves	806	934
Long-term debt	2,284	2,249
Medium-term notes (includes financial instruments carried at fair value of $106 and $102)	721	722
Investment agreements	313	311
Derivative liabilities	199	199
Other liabilities	152	198
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $1,325
and $480)	2,558	1,744
Total liabilities	7,577	6,944

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,625,689
and 283,625,689	284	284
Additional paid-in capital	2,996	3,025
Retained earnings	949	966
Accumulated other comprehensive income (loss), net of tax of $4 and $8	(74)	(156)
Treasury stock, at cost--193,446,168 and 193,803,976 shares	(2,967)	(3,000)
Total shareholders' equity of MBIA Inc.	1,188	1,119
Preferred stock of subsidiary	13	13
Total equity	1,201	1,132
Total liabilities and equity	$8,778	$8,076

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended March 31,
	2019	2018

Revenues:
Premiums earned:
Scheduled premiums earned	$18	$23
Refunding premiums earned	5	17
Premiums earned (net of ceded premiums of $1 and $1)	23	40
Net investment income	32	31
Fees and reimbursements	-	6
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	-	(19)
Unrealized gains (losses) on insured derivatives	14	14
Net change in fair value of insured derivatives	14	(5)
Net gains (losses) on financial instruments at fair value and foreign exchange	22	(9)
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	-
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	(28)	(1)
Net investment losses related to other-than-temporary impairments	(28)	(1)
Other net realized gains (losses)	1	(1)
Revenues of consolidated variable interest entities:
Net investment income	10	8
Net gains (losses) on financial instruments at fair value and foreign exchange	18	4
Other net realized gains (losses)	(42)	-
Total revenues	50	73

Expenses:
Losses and loss adjustment	(38)	72
Amortization of deferred acquisition costs	4	4
Operating	26	20
Interest	52	51
Expenses of consolidated variable interest entities:
Operating	3	2
Interest	22	20
Total expenses	69	169
Income (loss) before income taxes	(19)	(96)
Provision (benefit) for income taxes	(2)	2
Net income (loss)	$(17)	$(98)

Net income (loss) per common share:
Basic	$(0.20)	$(1.12)
Diluted	$(0.20)	$(1.12)

Weighted average number of common shares outstanding:
Basic	85,554,236	88,131,373
Diluted	85,554,236	88,131,373

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)
(In millions except per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Net income (loss)	$(17)	$(98)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	(55)	(36)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	(16)	22
Foreign exchange gains (losses)(2)	7	(13)
Net gains (losses) on sales of investments(2)	33	(5)
Net investment losses related to OTTI	(28)	(1)
Other net realized gains (losses)	(1)	(2)
Adjusted net income adjustment to the (provision) benefit for
income tax(3)	4	(2)
Adjusted net income (loss)	$39	$(61)

Adjusted net income (loss) per diluted common share	$0.45	$(0.69)
			-
Gain (loss) related to our U.S. public finance insurance segment VIE
consolidations included in adjusted net income (loss)	(13)	-

Gain (loss) related to our U.S. public finance insurance segment VIE consolidations per diluted common share included in adjusted net
income (loss) per diluted common share	(0.15)	-

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.

(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.

(3)	Reported within “Provision (benefit) for income taxes” on the Company’s consolidated statements of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of March 31, 2019	As of December 31, 2018

Reported Book Value per Share	$13.16	$12.46

Management's book value per share adjustments:
Remove negative book value of MBIA Corp.	(11.39)	(10.93)
Remove net unrealized gains (losses) on available-for-sale securities
included in other comprehensive income (loss)	0.38	(0.46)
Include net unearned premium revenue in excess of expected losses	3.43	3.53
Remove gain (loss) related to National VIE consolidations	(0.19)	-

Shares outstanding in millions	90.2	89.8

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2019	December 31, 2018
Policyholders' surplus	$2,069	$1,998
Contingency reserves	518	522
Statutory capital	2,587	2,520

Unearned premiums	474	496
Present value of installment premiums (1)	149	150
Premium resources (2)	623	646

Net loss and loss adjustment expense reserves (1)	12	71
Salvage reserves (1)	614	607
Gross loss and loss adjustment expense reserves	626	678
Total claims-paying resources	$3,836	$3,844

Net debt service outstanding	$104,259	$108,032

Capital ratio (3)	40:1	43:1

Claims-paying ratio (4)	27:1	28:1
MBIA Insurance Corporation

	March 31, 2019	December 31, 2018
Policyholders’ surplus	$380	$356
Contingency reserves	195	199
Statutory capital	575	555

Unearned premiums	107	109
Present value of installment premiums (5) (7)	136	139
Premium resources (2)	243	248

Net loss and loss adjustment expense reserves (5)	(830)	(865)
Salvage reserves (5) (6)	1,361	1,402
Gross loss and loss adjustment expense reserves	531	537
Total claims-paying resources	$1,349	$1,340

Net debt service outstanding	$14,996	$15,832

Capital ratio (3)	26:1	29:1

Claims-paying ratio (4)	11:1	12:1

(1)	Calculated using discount rates of 3.67% as of March 31, 2019 and December 31, 2018.

(2)	Includes financial guarantee and insured credit derivative related premiums.

(3)	Net debt service outstanding divided by statutory capital.

(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Calculated using discount rates of 5.17% as of March 31, 2019 and December 31, 2018.

(6)	This amount primarily consists of expected recoveries related to the Company's excess spread, put-backs and CDOs.

(7)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com